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                                  ATTACHMENT A

      The Plan has become the owner of in excess of 5% of the Common Stock of Electronic Clearing House, Inc. ("ECHO") through a series of transactions as set forth below:

                              Common Stock & Shares
Transaction                         Allied Building
Date                                Products Corp. Savings
                                    and Investment Plan

12/28/94                            450,000(1)
1/4/95                               62,000(2)
1/18/95                              38,000(2)
2/23/96                             150,000(3)


1. Acquired through a $150,000 loan to ECHO which includes interest at 12% paid quarterly and carries conversion rights to 300,000 shares of Common Stock at $.50 per share and includes warrants for 150,000 shares of Common Stock at $.50 per share exercisable by December 28, 1999.

2.    Share Purchase.

3. Consideration for extension of the loan in #1 above was an additional 75,000 warrants at $.40 per share expiring February 23, 1999 and lowering the exercise of warrants and conversion price to $.40 per share (resulting in an additional 75,000 shares).




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